Exhibit 10.11

[ROCKET FUEL LETTERHEAD]

February 4, 2013

Susan L. Bostrom

Dear Sue:

On behalf of the management team and the Board of Directors (the “Board”) of Rocket Fuel Inc. (the “Company”), I am extremely pleased to invite you to join the Company’s Board as an independent director and chair of the Compensation Committee. Should you decide to join the Board, your relationship with the Company will be governed by the terms and conditions of this letter.

As compensation for your services to the Company, the Company will pay you an annual retainer of $50,000 payable annually on 2/15 (the Company does not maintain a deferred compensation plan for directors). The Company will also, subject to the approval of the Board, grant you a nonstatutory stock option entitling you to purchase 85,000 shares of common stock of the Company (the “Option”). The exercise price per share will be equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board. The Option shall vest as to l/16th of the shares one quarter following the vesting commencement date, and l/16th of the shares quarterly thereafter, such that the Option shall be fully vested four years following the vesting commencement date. The Option shall be subject to the terms and conditions of the Company’s Stock Plan (the “Plan”) and a stock option agreement (the “Option Agreement”) to be executed by you and the Company, both of which are incorporated herein by reference; provided, however, that the Option Agreement shall be amended to provide that (a) in the event of a Change in Control, an additional number of Shares subject to the Option that would normally vest over the two (2) year period following such event will immediately vest, and (b) no other vesting acceleration upon Change in Control shall apply to the Option. No right to any stock is earned or accrued until such time that vesting occurs, nor will the grant confer any right to continued vesting or to remain on the Board.

The Board typically meets quarterly in Redwood Shores, with informal update calls between the in-person meetings to ensure the Board is kept abreast of company news. It is our expectation that you will be able to attend our Board meetings in person, and we will endeavor to schedule the meetings so that this is possible.

Should you decide to join the Board, the Company will provide you with its indemnification agreement entered into with its non-employee directors (the “Indemnification Agreement”) and, you will be covered under the Company’s D&O insurance policy to the same extent as the other members of the Board. In addition, the Company will reimburse you for reasonable and customary expenses, if any, that you incur in connection with your service as a Board member; provided that in an effort to carefully manage our budget, the Company requests that any Board member expenses in excess of$1000 per calendar month be pre-approved by the CEO.

This letter, together with the Plan, the Option Agreement and the Indemnification Agreement

Represents the entire agreement and understanding between you and the Company concerning your service relationship with the Company, and supersedes in its entirety any and all prior agreements and understandings concerning your service relationship with the Company, whether written or oral.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company. This letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter will continue in full force and effect without such provision.

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this engagement with the Company. You further acknowledge that this offer and the terms and conditions contained herein are in all respects subject to approval by the Board.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, scan and email back to me at _____@rocketfuel.com.

We look forward to adding you to the Board and seeing you at the next meeting!

Warmly,

/s/ George H. John
George H. John, CEO

ACCEPTED BY Susan L. Bostrom:

Signed:	/s/ Susan L. Bostrom	Date:	2/5/13